EPOCH ANNOUNCES 20% INCREASE IN AUM TO $19.2 BILLION

NEW YORK — (BUSINESS WIRE) — January 4, 2012

Epoch Investment Partners, Inc. (“Epoch” or the “Company”), a leading investment manager and investment adviser and the sole operating subsidiary of Epoch Holding Corporation (Nasdaq: EPHC), today announced that its assets under management (“AUM”) were approximately $19.2 billion as of December 31, 2011, an increase of 20% from $16.0 billion as of September 30, 2011 and 34% from $14.3 billion as of December 31, 2010.

“We experienced significant inflows in 2011 despite declines in most global equity markets for the year and the U.S. market ending nearly unchanged,” stated William W. Priest, Chief Executive Officer of the Company.  “Investors are showing an increased interest in our approach which focuses on companies that can grow their free cash flow and use it to create shareholder value. This approach is well suited to the times. In an environment where economic growth will likely be constrained, companies that can grow their free cash flow and allocate it wisely should still be able to provide attractive returns over time.”

About Epoch Holding Corporation

Epoch Holding Corporation conducts its operations through Epoch Investment Partners, Inc., a wholly owned subsidiary and an SEC-registered investment advisor. The Company manages equity strategies for a global institutional client base including corporations, public funds, foundations and endowments. It also manages mutual funds and variable annuity funds through sub-advisory relationships. Epoch has a distinct perspective on the drivers of shareholder return with an investment approach that focuses on the generation and the allocation of free cash flow. Investment decisions are based on the firm’s own fundamental research. Epoch’s investment strategies include U.S. Equity (All Cap, Large Cap, SMID Cap and Small Cap Value; Choice), Global Equity (Shareholder Yield, Choice, Absolute Return and Small Cap) and International Small Cap.

For more information about Epoch contact Clive Gershon at Epoch Investment Partners, Inc. 212-991-5404, cgershon@eipny.com  or visit Epoch's website at www.eipny.com.

Safe Harbor Statement

This press release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and government regulations. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see "Risk Factors" and "Forward-Looking Statements" in our Form 10-K for the year ended June 30, 2011. Other factors besides those listed in "Risk Factors" and "Forward-Looking Statements", and those listed above, could also adversely affect our revenues, financial condition, results of operations and business prospects. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.